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                                                         EXHIBIT 99.1

       SAFE TECHNOLOGIES ISSUES AN ADDITION TO
         MANAGEMENT REPORT TO SHAREHOLDERS


Palm Beach, FL. June 28, 2000, - Safe Technologies
International, Inc., (OTC BB: SFAD) announced today that the Company has entered into a binding letter of intent with the controlling shareholder of two acquisition companies.

Brad Tolley, V. P. of Investor Relations said, "these acquisitions are consistent with our business plan of growth by acquisition with the objective of increasing shareholder value. Due diligence and certified audits are underway. It is expected that the first acquisition will close within 45 days."

The first slated acquisition will be of a four year old, Automobile superstore chain, with a hub-and-satellite group of five stores in Florida. Their business strategy presents a 'New Car Alternative', displayed in an upscale showroom setting. Growth plans are a 'niche' for national 'Secondary Market' locations. The unaudited financial statements of this company for 1999 reflect assets of $15,000,000 and net after-tax profit of $678,000 on revenues of $71,000,000. Safe Technologies will acquire at closing an 80% equity ownership position in this company.

Mr. Tolley continued, "we are also very pleased with the second acquisition prospect which relates to the construction industry, offering us tremendous potential for global expansion. The acquisition includes patented proprietary systems, three years of R&D, management contracts, etc. To date, the business development endeavors of this acquisition have resulted in the development of several revolutionary bonding and strength proprietary products for the rehabilitation of infrastructures. e.g., water and sewerage systems, storm water systems, airports, bridges, highways, tunnels, roofs and buildings. These products can also be used in new construction. Revenue projections for the first year after acquisition are $12,000,000, in the second year are $47,268,000, and are $132,726,000 in the third year. SFAD will acquire at closing an 80% equity ownership position in this company as well."

Mr. Tolley concluded with, "It is certainly our intention to remain an Internet player. Management believes that the acquisition of these bricks and mortar businesses when combined with Safe Tech's existing core competencies in the Internet based e-commerce arena, will create the opportunity for a particularly robust "bricks-and-clicks" business model, significantly enhancing our market position. In connection with these acquisitions, SFAD plans to open a corporate office in Tampa, FL in addition to our existing Palm Beach, FL office."


SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of
Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to: (i) the Company's ability to consummate the closing of the acquisitions referred to above; (ii) the ability to successfully integrate the acquisition companies' business models into the existing business model of Safe Technologies; (iii) the accuracy of the preliminary unaudited financial results; (iv) the ability of the target companies to achieve the projected levels of revenues after the combination; (v) the effectiveness of management of the prospective combined entity; (vi) the availability of suitable financial resources to launch the business plan; (vii) the capabilities of key management personnel; (viii) the unproven market for SFAD's existing products and services on the Internet platform; (ix) the reported financial performance of the first acquisition target stated above;
(x) the successful development of construction industry markets for the patented proprietary systems; and (xi) any other risk detailed from time to time in the Company's SEC reports, including, but not limited to, Form 10-KSB for the year ended December 31, 1999 and subsequent SEC filings.